EXHIBIT 99.1

Question and Answer Portion of the
National Penn Bancshares, Inc. 1st Quarter 2008
Earnings Conference
Thursday, April 17, 2008 – 1:00 p.m. ET

Glenn Moyer; National Penn Bancshares; President & CEO
Scott V. Fainor, National Penn Bancshares; SEVP & COO
Michael Reinhard; National Penn Bancshares; GEVP & CFO
Michelle H. Debkowski; National Penn Bancshares; EVP & IR Officer

QUESTIONS AND ANSWER SEGMENT

Michelle Debkowski:	Thank you, Glenn. We have two questions presented during the Webcast and, Mike, I will begin with you. What is the run rate for dilutive shares going forward?

Michael Reinhard:	Based on our current stock price, the dilutive effect is approximately 2 million shares so the run rate would be about 81.5 million shares going forward.

Michelle Debkowski:	We had a couple of questions come in that I believe we have addressed in our comments concerning organic growth in loans and deposits as well as the margin improvement from the mark-to-market of the KNBT balance sheet and the run rate for expenses in second quarter 2008. Mike, the next question for you is: At what point do you expect to receive the full impact of cost saves?

Michael Reinhard:	As we originally announced, we expect 75% of the cost saves in 2008 and 100% in 2009.

Michelle Debkowski:	Scott, a couple of questions for you. Can you provide some details of your residential construction portfolio? What are the attributable NPAs [non-performing assets]and the number of builders involved?

Scott Fainor:	The attributable NPAs from the residential construction portfolio is 10% of our total non-performing assets and it includes only one builder.

Michelle Debkowski:	And how is the local market, how is the market performing?
Scott Fainor:
Overall the housing market has slowed in general.  But in our markets we have never had the large increases in - shocks - upward or the sharp declines over all of the geographies that we cover.  So stable is the word that I would use at this time, but we are remaining cautious and we are continuing to have our teams focused on the economy and the potential slow down.

Michelle Debkowski:

We also addressed I believe in our comments the question concerning the previously cited cost savings and whether they still appear achievable so, Mike, I will address the next question to you. What  was the impact of SOP 03-03?

Michael Reinhard:	The impact of SOP 03-03 related to KNBT is approximately $200,000.

Michelle Debkowski	Scott, back to you. What is your expectation for loan growth?

Scott Fainor:	Our budget for 2008 is focused on mid-to-high single digits for the full year and I think we covered within the presentation the first quarter linked growth.

Michelle Debkowski:	And how is the economy holding up in general?
Scott Fainor:

I think we have a steady economy.   We are keeping a close watch on the economy and once again within all the regions that we cover, we want to make sure that anything that is related to the consumer remains stable.

Michelle Debkowski:

Also in the next question that came in, I believe we have stressed in our comments what the expectations of the credit costs are. Mike, can you please disclose the amount for the FAS 159 adjustment for fourth quarter '07 and first quarter '08 and where is this reported?

Michael Reinhard:	The FAS 159 adjustment for the first quarter of '08 was a million dollar cost and it is reflected as a contra income item in other non-interest income.

Michelle Debkowski:	Mike, can you please comment on your comfort with the tangible capital ratio and how low can that go?
Michael Reinhard:

Our tangible equity to tangible asset ratio is 5.38% at March 31, which is an improvement from 5.18% at January 31 after the conclusion of the Christiana acquisition.  We would expect that this ratio will grow to between 5.5% and 6% by year-end 2008.

Michelle Debkowski:	Glenn, I will address the next couple of questions to you. When was the last Safety & Soundness exam?

Glenn Moyer:	Michelle, the OCC concluded their examination of us on February 29th, end of February, and we are currently awaiting their written examination report.
Michelle Debkowski:	And, Glenn, can the Flyers stop Alex Ovechkin?
Glenn Moyer:

There we go. Good pronunciation and we always get a question along these lines, my answer is yes. The Flyers are a quality organization and they are winners and there is lots of similarity with the National Penn organization in my humble opinion.

Michelle Debkowski:	Mike, back to your question and I think I could pronounce all the words in it. How much reserves were acquired in the two acquisitions?
Michael Reinhard:	Approximately $26.5 million.

Michelle Debkowski:	And, Scott, our final two questions received today are for you. Can you give us an update on the $3.2 million construction credit that was moved to non-performing last quarter?

Scott Fainor:	Yes. Due to the sale of the borrower’s assets and a partial charge-down of our exposure, our exposure has been reduced to less than $1 million.

Michelle Debkowski:	And finally this quarter saw another meaningful jump in NPLs [non-performing loans], could you give us more color on what drove that increase? Were there any large credits in this amount or was it centered in any one type of location?

Scott Fainor:	Our NPAs grew by $8.5 million during the first quarter, of that $4.9 million was due to the KNBT merger. Our new additions to non-accrual can be broken down to a ratio of $3.50 from our commercial portfolios to every one dollar for our retail and mortgage portfolio. There were no specific concentrations in the new NPAs by loan type, geography or customer.

Michelle Debkowski:	Thank you, Scott. This concludes our presentation. We thank all of you for joining us.